EXHIBIT 99.1

Grove Inc. Completes Initial Transactions in Program to Repurchase Up to 1 Million Shares

HENDERSON, NV / March 29, 2022 / Grove, Inc. (NASDAQ:GRVI) (“Grove” or the “Company”), Grove Inc., today announced that it has completed the first stage of its previously authorized program to repurchase up to 1 million shares of its outstanding common stock through both the use of the Company's 10b5-1 plan and privately negotiated transactions.

The Company repurchased 467,765 shares at an average cost of approximately $4.22 per common share or $1,974,896. These repurchases were made as part of the company’s repurchase program, which was announced on October 19, 2021. Grove will continue to review the authorized program and may repurchase up to an additional 500,000 shares.

“Grove continues to generate strong revenue growth, positive cash flow from operations and targets strategic acquisitions,” said Allan Marshall, CEO of Grove Inc.  “We will continue to evaluate ways to bring our shareholders value for their investment in the Company and our management team.”

Purchases under the share repurchase program may be made from time to time in the open market, through block trades, the Company's 10b5-1 plan or privately negotiated transactions in accordance with applicable laws, rules and regulations. The timing of stock repurchases and the number of shares of common stock to be repurchased will depend upon prevailing market conditions and other factors. The share repurchase program does not commit the company to repurchase shares of its common stock and it may be amended, suspended or discontinued at any time at Grove’s discretion.

About Grove, Inc.

Grove, Inc. is in the business of developing, producing, marketing and selling quality products and end consumer products containing the industrial hemp plant extract Cannabidiol (“CBD”), as well as diversified products in other verticals. The Company sells to numerous consumer markets including the botanical, beauty care, pet care and functional food sectors. It seeks to take advantage of an emerging worldwide trend to re-energize the production of industrial hemp and to foster its many uses for consumers.

Company Contact

Andrew Norstrud

Email: investorinfo@cbd.io

Phone: (702) 332-5591

Investor Relations Contact

TraDigital IR

John McNamara

Email: john@tradigitalir.com

Phone: (917) 658-2602

Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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